EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of our report dated July 23, 2007 relating to the April 30, 2007 and 2006 financial statements of Zoro Mining Corp. (formerly Rochdale Mining Corporation), and to the reference to our firm under the caption "Experts" in the related Prospectus of Zoro Mining Corp. for the registration of up to 3,150,400 shares of its common stock and 3,251,200 shares underlying transferable common stock purchase warrants.

"DMCL"

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants

Vancouver, Canada
October 11, 2007